                                                  AMENDMENT No. 1
                                                      to the
                                     AMENDED AND RESTATED DECLARATION OF TRUST
                                                        of
                                             OPPENHEIMER DISCOVERY FUND

         This Amendment Number 1 is made as of January 12, 2006 to the Amended and Restated Declaration of Trust of Oppenheimer Discovery Fund (the "Trust"),
dated as of January 12, 2001, by the duly authorized individual executing this
Amendment on behalf of the Trustees of the Trust.

         WHEREAS, the Trustees established Oppenheimer Discovery Fund as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated
July 15, 1985, as amended and restated as of January 12, 2001;

         WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's Amended and Restated Declaration of Trust, desire to change the registered agent of the Trust as established under the Amended and Restated
Declaration of Trust;

         NOW, THEREFORE, the Trust's Amended and Restated Declaration of Trust
is amended as follows:

         Article FIRST of the Trust's Amended and Restated Declaration of Trust
is amended by changing the registered agent as follows:

               The Registered Agent for Service of Process is CT Corporation
         System, 101 Federal Street, Boston, MA 02110.

         Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned has signed this amendment by and on behalf of the Trustees.

                                                     Oppenheimer Discovery Fund

                                                     /s/ Phillip S. Gillespie
                                                     Phillip S. Gillespie,
                                                     Assistant Secretary